Exhibit 3.1

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

AT RICHMOND, JANUARY 3, 2022

The State Corporation Commission has found the articles of amendment submitted on behalf of

Singularity Future Technology Ltd.

(formerly known as SINO-GLOBAL SHIPPING AMERICA, LTD.)

to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF AMENDMENT

be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective January 3, 2022.

STATE CORPORATION COMMISSION

By	/s/ Angela L. Navarro
Angela L. Navarro
Commissioner